                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) MARCH 18, 1997



                           FRACTAL DESIGN CORPORATION
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)




CALIFORNIA                          0-26822                           77-0276903
--------------------------------------------------------------------------------
(State or other jurisdiction      (Commission                      (IRS Employer
of incorporation)                 File Number)               Identification No.)



5550 SCOTTS VALLEY DRIVE, SCOTTS VALLEY, CA                             95066
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)




Registrant's telephone number, including area code:         (408) 430-4300
                                                      --------------------------



                                       N/A
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5.    OTHER EVENTS.

         On May 24, 1996, Fractal Design Corporation ("Fractal") acquired Ray Dream, Inc. ("Ray Dream") as reported on Forms 8-K and 8-K/A filed on May 6, 1996 and August 7, 1996, respectively, and issued 3,165,660 shares of Common Stock of Fractal pursuant to a Registration Statement on Form S-4, declared effective by the Commission on April 26, 1996. The transaction was accounted for as a pooling of interests. The audited restated Fractal consolidated financial statements as of March 31, 1996 and 1995, and for each of three years in the period ended March 31, 1996 are included herein.

                           FRACTAL DESIGN CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Report of Independent Accountants..........................................................................  F-2

Consolidated Balance Sheets as of March 31, 1996 and 1995..................................................  F-3

Consolidated Statements of Operations for the Years Ended March 31, 1996, 1995 and 1994....................  F-4

Consolidated Statements of Shareholders' Equity for the Years Ended March 31, 1996, 1995 and 1994..........  F-5

Consolidated Statements of Cash Flows for the Years Ended March 31, 1996, 1995 and 1994....................  F-6

Notes to Consolidated Financial Statements.................................................................  F-7

Schedule II - Valuation and Qualifying Accounts for the Years Ended March 31, 1996, 1995 and 1994..........  S-1

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Fractal Design Corporation

       In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Fractal Design Corporation and its subsidiaries at March 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP

San Jose, California
April 22, 1996,
  except as to the pooling of interests with Ray Dream, Inc. which is as of May 24, 1996 and Note 11, which is as of February 11, 1997.

                        FRACTAL DESIGN CORPORATION
                       CONSOLIDATED BALANCE SHEETS
                    (in thousands, except share data)

                                                                                         March 31,
                                                                                    ------------------
                                                                                      1996      1995
                                                                                    -------    -------
                                     ASSETS
Current assets:
   Cash and cash equivalents....................................................    $ 7,153    $ 5,562
   Short-term investments.......................................................     23,683        488
   Accounts receivable, less allowance for doubtful accounts of $343 and $174 ..      7,320      2,282
   Inventories..................................................................      1,220        320
   Deferred income taxes........................................................      1,446        863
   Other current assets.........................................................      2,155        653
                                                                                    -------    -------

       Total current assets.....................................................     42,977     10,168

Property and equipment, net.....................................................        958        611
                                                                                    -------    -------

                                                                                    $43,935    $10,779
                                                                                    =======    =======

            LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
                         STOCK AND SHAREHOLDERS' EQUITY

Current liabilities:
   Bank borrowings..............................................................    $   167    $   440
   Accounts payable.............................................................      3,680      1,098
   Accrued liabilities..........................................................      6,955      2,763
   Income taxes payable.........................................................        155      1,045
                                                                                    -------    -------

       Total current liabilities................................................     10,957      5,346
                                                                                    -------    -------

Long-term debt  ................................................................        250         -
                                                                                    -------    ------

Mandatorily redeemable convertible preferred stock (Note 9).....................         -       2,140
                                                                                    -------    -------

Commitments and Contingencies (Note 5)

Shareholders' equity:
   Preferred Stock:  $.001 par value, 5,000,000 shares authorized; none
      issued and outstanding....................................................         -          -
   Common Stock:  $.001 par value, 50,000,000 shares authorized;
       11,679,156 and 7,934,400 shares issued and outstanding...................         12          8
   Additional paid-in capital...................................................     32,571      5,469
   Cumulative translation adjustment............................................        (50)       (36)
   Retained earnings (accumulated deficit)......................................        195     (2,148)
                                                                                    -------    -------

       Total shareholders' equity...............................................     32,728      3,293
                                                                                    -------    -------

                                                                                    $43,935    $10,779
                                                                                    =======    =======




              The accompanying notes are an integral part of these
                       consolidated financial statements.

                           FRACTAL DESIGN CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)


                                                                      Years Ended March 31,
                                                                  -----------------------------
                                                                    1996      1995       1994
                                                                  -------    -------    -------
Net revenues..................................................    $29,529    $18,476    $10,002
Cost of net revenues..........................................      5,146      3,124      2,524
                                                                  -------    -------    -------

Gross profit..................................................     24,383     15,352      7,478
                                                                  -------    -------    -------

Operating expenses:
   Research and development...................................      4,073      2,509      1,372
   Sales and marketing........................................     13,512      8,992      6,038
   General and administrative.................................      2,612      1,684      1,166
                                                                  -------    -------    -------

       Total operating expenses...............................     20,197     13,185      8,576
                                                                  -------    -------    -------

Income (loss) from operations.................................      4,186      2,167     (1,098)
Interest income (expense), net................................        567         65        (64)
                                                                  -------    -------    -------

Income (loss) before income taxes.............................      4,753      2,232     (1,162)
Provision for income taxes....................................     (1,827)      (473)        -
                                                                  -------    -------    ------

Net income (loss).............................................    $ 2,926    $ 1,759    $(1,162)
                                                                  =======    =======    =======

Net income (loss) per share...................................    $  0.25    $  0.17
                                                                  =======    =======

Number of shares used to compute net
   income (loss) per share....................................     11,603     10,485
                                                                  =======    =======

Pro forma data (Note 7):
   Loss before income taxes...................................                          $(1,162)
   Provision for income taxes.................................                              (15)
                                                                                        -------

   Net loss ..................................................                          $(1,177)
                                                                                        =======

   Net loss per share.........................................                          $ (0.14)
                                                                                        =======

   Number of shares used to compute net loss per share........                            8,240
                                                                                        =======


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                           FRACTAL DESIGN CORPORATION
                           CONSOLIDATED STATEMENTS OF
                              SHAREHOLDERS' EQUITY
                                 (in thousands)

                                                                                                    Retained
                                                        Common Stock    Additional  Cumulative      Earnings
                                                      ----------------   Paid-in    Translation   (Accumulated
                                                      Shares    Amount   Capital    Adjustment      Deficit)        Total
                                                      ------    ------   -------    ----------      --------        -----
Balance at March 31, 1993 .......................      7,006     $ 7     $ 2,485       $ --        $(1,177)       $  1,315
  Exercise of stock options .....................          3      --           1         --             --               1
  Issuance of common stock ......................        913       1       2,976         --             --           2,977
  Cash and notes payable distributed to
    shareholders prior to the termination of the
    Company's Subchapter S Corporation
    status (Note 4) .............................         --      --          --         --         (1,500)         (1,500)
  Translation adjustment ........................         --      --          --        (18)            --             (18)
  Net loss ......................................         --      --          --         --         (1,162)         (1,162)
                                                      ------     ---     -------       ----        -------        --------

Balance at March 31, 1994 .......................      7,922       8       5,462        (18)        (3,839)          1,613
  Exercise of stock options .....................         12      --           7         --             --               7
  Accretion to redemption value of
    mandatorily redeemable convertible
    preferred stock .............................         --      --          --         --            (68)            (68)
  Translation adjustment ........................         --      --          --        (18)            --             (18)
  Net income ....................................         --      --          --         --          1,759           1,759
                                                      ------     ---     -------       ----        -------        --------

Balance at March 31, 1995 .......................      7,934       8       5,469        (36)        (2,148)          3,293
  Accretion to redemption value of
    mandatorily redeemable convertible
    preferred stock .............................         --      --          --         --            (64)            (64)
  Issuance of common stock, net of issuance costs
    of $2,598 ...................................      2,579       3      24,774         --             --          24,777
  Conversion of mandatorily redeemable
    convertible preferred stock .................      1,057       1       2,203         --             --           2,204
  Exercise of stock options and warrants ........        109      --         125         --             --             125
  Translation adjustment ........................         --      --          --        (14)            --             (14)
  Adjustment to retained earnings as a
    result of business combination (Note 1) .....         --      --          --         --           (519)           (519)
  Net income ....................................         --      --          --         --          2,926           2,926
                                                      ------     ---     -------       ----        -------        --------
Balance at March 31, 1996 .......................     11,679     $12     $32,571       $(50)       $   195        $ 32,728
                                                      ======     ===     =======       ====        =======        ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                           FRACTAL DESIGN CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                                          Years Ended March 31,
                                                                                    ---------------------------------
                                                                                      1996         1995        1994
                                                                                    --------     -------     -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) ..............................................................    $  2,926     $ 1,759     $(1,162)
Adjustment to retained earnings as a result of  business combination
   (see Note 1) ................................................................        (519)         --          --
Adjustments to reconcile net income (loss) to net cash provided by (used in)
   operating activities:
     Depreciation and amortization .............................................         448         229         101
     Deferred taxes ............................................................        (583)       (863)         --
     Changes in assets and liabilities:
       Accounts receivable, net ................................................      (5,038)     (1,083)        (39)
       Inventories .............................................................        (900)       (205)        (36)
       Other current assets ....................................................      (1,502)       (288)        (55)
       Accounts payable ........................................................       2,582         416         442
       Accrued liabilities .....................................................       4,192       1,460         469
       Income taxes payable ....................................................        (890)      1,045          --
                                                                                    --------     -------     -------

Net cash provided by (used in) operating activities ............................         716       2,470        (280)
                                                                                    --------     -------     -------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures ...........................................................        (795)       (501)       (172)
Purchases of short-term investments ............................................     (23,195)       (488)         --
                                                                                    --------     -------     -------

Net cash used in investing activities ..........................................     (23,990)       (989)       (172)
                                                                                    --------     -------     -------

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock, net of issuance costs ................................      24,777          --       2,977
Issuance of common stock upon exercise of warrants and stock options ...........         125           7           1
Proceeds from issuance of note payable .........................................         500          --         440
Repayments on notes payable ....................................................        (523)         --          --
Repayment of notes payable to shareholders .....................................          --        (972)       (188)
Issuance of mandatorily redeemable convertible preferred stock, net ............          --       2,072          --
Cash distribution to shareholders prior to the termination of Subchapter S
   Corporation Status ..........................................................          --          --        (600)
                                                                                    --------     -------     -------

Net cash provided by financing activities ......................................      24,879       1,107       2,630
                                                                                    --------     -------     -------

Effect of exchange rates on cash ...............................................         (14)        (18)        (18)
                                                                                    --------     -------     -------

Net increase in cash and cash equivalents ......................................       1,591       2,570       2,160
Cash and cash equivalents at beginning of period ...............................       5,562       2,992         832
                                                                                    --------     -------     -------

Cash and cash equivalents at end of period .....................................    $  7,153     $ 5,562     $ 2,992
                                                                                    ========     =======     =======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
   Interest ....................................................................    $     79     $   126     $    38
   Income taxes ................................................................    $  3,119     $   293     $    --

SUPPLEMENTAL SCHEDULE OF NONCASH TRANSACTIONS:
   Accretion of Mandatorily redeemable convertible preferred stock .............    $     64     $    68     $    --
   Conversion of Mandatorily redeemable convertible preferred stock ............    $  2,204     $    --     $    --
   Issuance of notes payable to Shareholders prior to the termination of
     Subchapter S Corporation Status ...........................................    $     --     $    --     $   900

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                           FRACTAL DESIGN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1- THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Fractal Design Corporation ("Fractal" or the "Company") is a leading provider of software tools for the creation, editing and manipulation of computer graphics images and digital art. The Company operates in one business segment.

     On May 24, 1996, Fractal acquired Ray Dream, Inc. ("Ray Dream"), a California corporation which designs, develops and markets graphics software application tools emphasizing three-dimensional effects for the personal computer market. As a result of the acquisition, Ray Dream has become a wholly-owned subsidiary of Fractal. As consideration for 100% of the outstanding shares of Ray Dream capital stock, Fractal issued an aggregate of 3,165,660 shares of Fractal common stock and reserved 219,459 shares of Fractal common stock for issuance upon the exercise of previously outstanding options to purchase Ray Dream common stock. Fractal also assumed an outstanding warrant to purchase Ray Dream common stock which, when vested, will be exercisable for up to 437,604 shares of Fractal common stock. The acquisition of Ray Dream was accounted for as a pooling-of-interests and accordingly, the Company's consolidated financial statements have been restated for all periods prior to the acquisition to include the financial statements of Ray Dream. Transaction fees of approximately $1.9 million were recorded in the first quarter of fiscal 1997.

     The Company reports its financial results on a March 31 fiscal year-end basis, whereas Ray Dream reported its financial results on a December 31 calendar year-end basis. For the purposes of pooling-of-interests accounting, revenues and net income of Fractal for the years ended March 31, 1996, 1995 and 1994 have been combined with those of Ray Dream for the years ended December 31, 1995, 1994 and 1993. Ray Dream's net loss of $519,000 for the three months ended March 31, 1996 has been reflected as an adjustment to retained earnings. The results of operations of Ray Dream for such three month period include net revenues of $2,980,000.

     Separate results of operations for the periods presented are as follows:

                          Years Ended March 31,
                     --------------------------------
                      1996        1995         1994
                     -------    --------     --------
Net revenues
  Fractal .......    $21,780    $ 13,133     $  7,680
  Ray Dream .....      7,749       5,343        2,322
                     -------    --------     --------
                     $29,529    $ 18,476     $ 10,002
                     =======    ========     ========

Net income (loss)
  Fractal .......    $ 2,924    $  1,832     $     35
  Ray Dream .....          2         (73)      (1,197)
                     -------    --------     --------
                     $ 2,926    $  1,759     $ (1,162)
                     =======    ========     ========

                           FRACTAL DESIGN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



     The following is a summary of the Company's significant accounting policies.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Ray Dream, Inc., Ray Dream Europe, Fractal Design Foreign Sales Corporation and Fractal Design International. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company sells its products worldwide through distributors and mail order catalogs, to hardware and software manufacturers for bundling with other products, and directly to end users. Revenue from the sale of software products, including sales to distributors, is recognized when the software has been shipped, collection of the receivable is probable and there are no significant obligations remaining. Allowances for estimated future returns and exchanges are provided at the time of sale based on the Company's return policies and historical returns experience. The Company periodically offers customers free upgrades to new product releases for a limited period of time after the announcement of a new product. The Company's policy is to defer revenue based on its estimate of the number of users expected to upgrade, if and when a free upgrade is offered, in accordance with SOP 91-1 and FAS 48. This estimate is based on the Company's historical experience. The per unit amount of revenue that is deferred is equal to the objective price to be charged by the Company to its existing installed user base. The Company recognizes the revenue related to free upgrades when the customer has requested the upgrade and the new product is shipped. At March 31, 1996 and 1995 there were no material obligations to provide free upgrades. The Company provides a limited amount of free telephone technical support to customers. These activities are generally considered insignificant post-contract customer support obligations. Estimated costs of these activities are accrued at the time revenue is recognized.

     Revenues from significant customers which represented 10% or more of net revenues for the respective periods were as follows:

                         Years Ended March 31,
                         ---------------------
                          1996   1995   1994
                          ----   ----   ----
Customer A .............   16%    23%    18%
Customer B .............   12%    --     --
Customer C .............   --     --     15%

     Revenue from foreign customers (principally export sales) was 44%, 27% and 16% of the Company's net revenues in fiscal 1996, 1995 and 1994, respectively. Net revenues from customers in Europe and Asia accounted for 16% and 27% of net revenues, respectively, in fiscal 1996, 14% and 13% of net revenues, respectively, in fiscal 1995 and 11% and 5% of net revenues, respectively, in fiscal 1994.

                           FRACTAL DESIGN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


FOREIGN CURRENCY TRANSLATION

     The functional currency of each of the Company's foreign subsidiaries is its local currency. Assets and liabilities of foreign operations are translated into U.S. dollars using current exchange rates, and revenues and expenses are translated into U.S. dollars using average exchange rates. The effects of foreign currency translation adjustments are included as a component of shareholders' equity.

ADVERTISING

     The Company expenses the production costs of advertising the first time the advertising takes place. Advertising expense was $1,735,000, $802,000, and $630,000 for the years ended March 31, 1996, 1995, and 1994, respectively.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The Company invests certain of its excess cash in commercial paper and debt instruments of the U.S. Government and various municipalities. All highly liquid debt instruments with an original maturity of three months or less are considered cash equivalents; those with original maturities greater than three months, consisting entirely of municipal obligations, are considered short-term investments.

     The Company accounts for short-term investments in accordance with the Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). SFAS 115 requires investment securities to be classified as either held to maturity, trading or available for sale. The Company has classified all short-term investments as available for sale. At March 31, 1996, short-term investments consisted primarily of municipal obligations with maturities of less than one year from their date of purchase. At that date, the fair value of the investments approximated cost.

INVENTORIES

     Inventories are stated at the lower of cost, using the first-in, first-out method, or market.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method based upon the estimated useful lives of the assets ranging from one to five years.

STOCK COMPENSATION

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). FAS 123 requires companies that elect not to adopt the fair value based method of accounting for stock compensation plans to make pro forma disclosures of net income and earnings per share as if they had adopted the fair value accounting method. Upon adopting FAS 123 in fiscal 1997, the Company plans to present the required pro forma disclosures rather than change its present method of accounting, under APB 25, for employee stock options.

                           FRACTAL DESIGN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash, cash equivalents, short-term investments and accounts receivable. The Company invests primarily in U.S. Government and municipal obligations and holds deposits in money market accounts of high quality financial institutions. The Company's accounts receivable are derived from sales to distributors, resellers and end-users, serving a variety of industries located primarily in the United States, Europe and Asia. At March 31, 1996, two customers accounted for 27% and 10% of accounts receivable, respectively, and at March 31, 1995, one customer accounted for 35% of accounts receivable. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses.

SOFTWARE DEVELOPMENT COSTS

     Costs related to the conceptual formation and design of internally developed software are expensed as research and development as incurred. It is the Company's policy that certain internal software development costs incurred after technological feasibility has been demonstrated and which meet recoverability tests are capitalized and amortized over the estimated economic life of the product. To date, the Company has incurred no significant internal software development costs which meet the criteria for capitalization.

INCOME TAXES

     The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rates and laws.

     The Company elected to be taxed as a Subchapter S Corporation from its inception through September 30, 1993, whereby the tax effects of the Company's activities accrued directly to its shareholders. Effective October 1, 1993, the Company elected to terminate its status as a Subchapter S Corporation for income tax purposes. As a result, deferred income taxes were established on the date the Subchapter S Corporation status was terminated.

NET INCOME (LOSS) PER SHARE

     Net income (loss) per share is computed using the weighted-average number of shares of common stock and common equivalent shares, when dilutive, from mandatorily redeemable convertible preferred stock (using the if-converted method) and from stock options and warrants (using the treasury stock method). Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common equivalent shares, options and warrants issued by the Company during the 12-month period prior to the Company's initial public offering have been included in the calculation as if they were outstanding for all periods through the effective date of the initial public offering.

     For the years ended March 31, 1996 and 1995, accretion to the redemption value of mandatorily redeemable convertible preferred stocks was $64,000 and $68,000, respectively, resulting in net income attributable to common shareholders of $2,862,000 and $1,691,000, respectively.

                           FRACTAL DESIGN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


SHAREHOLDERS' EQUITY

     In addition to the shares of Fractal common stock issued to the former shareholders of Ray Dream (see Note 1), common stock as of March 31, 1996 reflects the sale of 2,375,000 shares of common stock issued in the Company's initial public offering completed November 9, 1995. Aggregate net proceeds to the Company were $23,540,000. In addition, common stock also reflects (i) the conversion of all the Mandatorily Redeemable Convertible Preferred Stock outstanding into an aggregate of 1,057,505 shares of common stock, (ii) the exercise of warrants to purchase 52,873 shares of the Company's common stock at an exercise price of $2.00 per share and (iii) the termination of the redemption rights on the 204,082 shares of Mandatorily Redeemable common stock.


NOTE 2 - BALANCE SHEET COMPONENTS

     A summary of balance sheet components follows (in thousands):

                                                             March 31,
                                                        -------------------
                                                          1996       1995
                                                        -------     -------
Inventories:
    Raw materials ..................................    $   756     $   179
    Finished goods .................................        464         141
                                                        -------     -------
                                                        $ 1,220     $   320
                                                        =======     =======
Property and equipment:
    Furniture and fixtures .........................    $   327     $   213
    Equipment and software .........................      1,566         885
                                                        -------     -------
                                                          1,893       1,098
    Less:  Accumulated depreciation and amortization       (935)       (487)
                                                        -------     -------
                                                        $   958     $   611
                                                        =======     =======
Accrued liabilities:
    Reserve for returns and exchanges ..............    $ 2,459     $ 1,140
    Deferred revenue ...............................        868          63
    Payroll and related ............................      1,839         829
    Marketing and advertising ......................        849         414
    Other ..........................................        940         317
                                                        -------     -------
                                                        $ 6,955     $ 2,763
                                                        =======     =======

NOTE 3 - BANK BORROWINGS

     The Company had a $900,000 line of credit with a bank bearing interest at 2% per annum above the bank's prime rate, of which $440,000 was outstanding at March 31, 1995. On August 23, 1995, the Company converted the outstanding balance of $440,000 under its existing line of credit to a demand loan with a bank. Interest accrued on the loan at a rate equal to the bank's reference rate plus 1.5%. The remaining outstanding balance of $421,000 was paid in full on November 16, 1995. In addition, on September 1, 1995, the Company entered into a line of credit agreement which provided for borrowings of up to $600,000 at variable interest rates equal to the bank's reference rate (8.25% as of March 31, 1996) plus 1%. No amounts were outstanding under this line at March 31, 1996. The line of credit agreement expires on August 1, 1996, is unsecured and includes restrictive covenants

                           FRACTAL DESIGN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


which requires the Company to maintain certain financial ratios and minimum net worth, as defined. The line of credit agreement is to be renewed in August 1996 providing for borrowings of up to $500,000 and expiring on August 1, 1997.

     The Company also had a $750,000 bank line of credit under which advances are available through August 15, 1996. Interest on the line of credit is at the bank's prime rate plus 0.5%. Borrowings are limited to and secured by eligible trade receivables. The line is subject to certain financial covenants. As of March 31, 1996, no amounts were outstanding under the line of credit.

     In September 1995, the Company borrowed $500,000 from a commercial bank. Borrowings mature over three years and bear interest at the bank's prime rate plus 0.75% per annum (9.50% as of March 31, 1996). Aggregate principal payments of $167,000, $167,000 and $83,000 are due in fiscal years 1997, 1998 and 1999, respectively.


NOTE 4 - RELATED PARTY TRANSACTIONS

DISTRIBUTION AND NOTES PAYABLE TO SHAREHOLDERS

     In September 1993, in connection with the termination of the Company's Subchapter S Corporation status (see Note 1), the Company distributed to its shareholders undistributed tax basis Subchapter S Corporation profits of $1,500,000. The distribution to shareholders consisted of $600,000 of cash and the issuance of $900,000 of 7% unsecured notes payable. The Company repaid the notes payable during fiscal 1995.

OTHER RELATED PARTY TRANSACTIONS

     Businesses owned by two shareholders have provided technical and administrative services to the Company. Amounts paid to these two firms totaled $214,000, $129,000 and $91,000 for the years ended March 31, 1996, 1995 and
1994, respectively. Amounts due to the firms for services rendered totaled $24,000 and $10,000 at March 31, 1996 and 1995, respectively. The Company believes that the terms of the agreements for these services are no less favorable than could be obtained from third-party suppliers.


NOTE 5 - COMMITMENTS AND CONTINGENCIES

     The Company leases its office facilities and certain office equipment under various operating leases. Total rent expense under the leases was $434,000, $274,000 and $208,000 for the years ended March 31, 1996, 1995 and 1994, respectively.

     Aggregate future minimum lease payments under noncancelable operating leases with initial terms of one year or more are as follows at March 31, 1996:

Years Ending March 31,
   1997.....................   $238
   1998.....................     66
   1999.....................     55
                               ----
                               $359
                               ====

                           FRACTAL DESIGN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     In June 1995, the Company entered into a Software Development and Purchasing Agreement (the "Agreement") with a software development company (the "Contractor") pursuant to which the Contractor would develop a software product defined in the Agreement. The Company agreed to pay a total of $400,000 in advances against product purchases of which $120,000 is included in other assets as of March 31, 1996. The Company will pay for product purchases at a rate of 14% of net revenues (as defined) subject to adjustments for certain events. Such payments may be offset against advances at a rate of 50%. In addition, the Company granted a warrant to the Contractor to purchase 437,604 shares of the Company's common stock at $7.08 per share. The exercise of the warrants is subject to the Contractor meeting certain milestones in the Agreement and provides for reductions in the royalty payments to the Contractor as the warrants are exercised (see Note 9).

     In the normal course of business, the Company from time to time receives inquiries with regard to possible patent infringement. Management believes that it is unlikely that the outcome of the inquiries received thus far will have a material adverse effect on the Company's financial position or results of operations.


NOTE 6 - INCOME TAXES

     The provision for income taxes is as follows (in thousands):

                                YEARS ENDED MARCH 31,
                           --------------------------------
                            1996        1995         1994
                           -------     -------     --------
CURRENT:
    Federal .............  $ 1,867     $   846     $     --
    State ...............      527         472           --
    Foreign .............       16          18           --
                           -------     -------     --------
                             2,410       1,336           --
                           -------     -------     --------
DEFERRED:
    Federal .............     (513)       (679)          --
    State ...............      (70)       (184)          --
                           -------     -------     --------
                              (583)       (863)          --
                           -------     -------     --------
                           $ 1,827     $   473     $     --
                           =======     =======     ========

     As of March 31, 1996, the Company had a federal net operating loss carryforward as well as federal and state tax credit carryforwards from its acquired subsidiary, Ray Dream, of approximately $600,000, $150,000 and $80,000, respectively. These carryforward items can only be used to offset future taxable income of Ray Dream. The federal net operating loss and tax credit carryforwards will expire in 2008 and 2009. The state tax credit carryforward may be carried forward indefinitely. Management believes sufficient uncertainty exists with regard to realization of Ray Dream's net operating loss and tax credit carryforwards and certain other temporary differences that are expected to reverse prior to the acquisition of Ray Dream. Accordingly, a valuation allowance of $1,041,000 has been provided at March 31, 1996.

     In fiscal 1995, management evaluated the realizability of deferred tax assets and released approximately $600,000 of previously established valuation allowance, based on income earned in 1995, which created available tax carrybacks.

                           FRACTAL DESIGN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                          YEARS ENDED MARCH 31,
                                          ---------------------
                                             1996       1995
                                           -------     -------
       Reserves and accruals ..........    $ 1,365     $   730
       Deferred revenue ...............        366          25
       Tax credit carryforwards .......        234         151
       Net operating loss carryforwards        227         911
       Other ..........................        295         168
                                           -------     -------
       Deferred tax assets ............      2,487       1,985
       Valuation allowance ............     (1,041)     (1,122)
                                           -------     -------
       Net deferred tax asset .........    $ 1,446     $   863
                                           =======     =======

     A reconciliation of the provision for income taxes to the amount computed by applying the statutory federal income tax rate is as follows:

                                                      YEARS ENDED MARCH 31,
                                                    ------------------------
                                                    1996      1995      1994
                                                    ----      ----      ----
Statutory rate ...............................      34.0%     34.0%    (34.0)%
State income taxes, net of federal tax benefit       6.4       9.2        --
Change in valuation allowance ................      (0.8)    (27.2)     34.8
Research and development credits .............      (1.3)     (8.7)     (0.6)
Foreign income taxes .........................       1.1       4.2        --
Other, net ...................................      (1.0)      9.7      (0.2)
                                                    ----      ----      ----
  Effective tax rate .........................      38.4%     21.2%       --
                                                    ====      ====      ====

NOTE 7 - PRO FORMA PROVISION FOR INCOME TAXES FOR THE YEAR ENDED MARCH 31, 1994

     Effective October 1, 1993, the Company elected to terminate its status as a Subchapter S Corporation for income tax purposes. Accordingly, the statement of operations for the year ended March 31, 1994 reflects a pro forma adjustment for income taxes, which would have been recorded if the Company had been a C Corporation during the year ended March 31, 1994, based on the tax laws in effect during the period using the asset and liability method of accounting for income taxes.

     The provision for income taxes is as follows (in thousands):

                                          Year Ended
                                           March 31,
                                             1994
                                            ------
         Current:
            Federal.....................    $   13
            State.......................         2
                                            ------
                                            $   15
                                            ======

                           FRACTAL DESIGN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     The Company's pro forma effective tax rate differs from the statutory rate primarily due to the Company's inability to record a pro forma tax benefit for deductible temporary differences due to the uncertainty of their realization.

     Significant components of the Company's pro forma gross deferred tax assets at October 1, 1993 are as follows (in thousands):

         Reserves and accruals........................   $   385
         Net operating loss carryforwards.............       906
         Tax credit carryforwards.....................        81
         Other........................................        10
                                                         -------
                                                           1,382
         Valuation allowance..........................    (1,382)
                                                         -------
                                                         $    --
                                                         =======

NOTE 8 - COMMON STOCK

     In May 1996, in connection with the Company's acquisition of Ray Dream, the Company assumed the options outstanding under the Ray Dream 1992 Stock Option Plan. The 1992 Stock Option Plan assumed from Ray Dream and the 1993 Stock Option Plan, as amended (the "Plans"), authorize the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, officers, directors and consultants for up to 2,223,996 shares of common stock. Under the Plans, incentive stock options are granted at a price that is not less than 100% of the fair value of the stock at the date of grant, as determined by the Board of Directors. Nonqualified stock options are to be granted at a price that is not less than 85% of the fair value of the stock at the date of grant, as determined by the Board of Directors. Options generally vest over a four year period and are exercisable for a period of ten years after the date of grant. Options granted to a shareholder who owns more than 10% of the outstanding stock of the Company at the time of grant must be at a price not less than 110% of the fair value of the stock on the date of grant, and are exercisable for a period not to exceed five years. The Company will not issue new options under the Plans.

     The Company's 1995 Stock Option Plan (the "1995 Option Plan") was adopted by the Board of Directors on August 29, 1995, approved by the Company's shareholders on September 5, 1995 and replaced the 1993 Plan. The maximum aggregate number of shares that may be optioned and sold under the 1995 Option Plan is the sum of (i) 1,180,420 shares plus (ii) such number of shares as are subject to outstanding and unexercised stock options under the Company's 1993 Option Plan, as of the date of adoption of the 1995 Option Plan by the shareholders, and which options are canceled or otherwise terminated without exercise; provided that the total number of shares available under the 1995 Option Plan shall in no event exceed 2,291,344. The 1995 Option Plan provides for (i) the granting to employees (including officers and employee directors) of "incentive stock options" within the meaning of Section 422 of the Code and (ii) the granting to employees and consultants of nonstatutory stock options. The exercise price of all incentive stock options granted under the 1995 Option Plan must be at least equal to the fair market value of the common stock of the Company on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the voting power of all classes of stock of the Company must equal at least 110% of the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options generally must equal at least 85% of the fair market value of the common stock on the date of grant.

                           FRACTAL DESIGN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     A summary of the Company's stock options plan activity is as follows:

                                                   OPTIONS      OPTIONS
                                                  AVAILABLE    OUTSTANDING        PRICE
BALANCE AT MARCH 31, 1993...................         62,336       76,874                 -
    Additional shares reserved..............        390,000           -                  -
    Options granted.........................       (421,373)      21,373       $0.21-$2.20
    Options exercised.......................             -        (2,600)            $0.21
    Options canceled........................         38,694      (38,694)      $0.21-$2.20
                                                 ------------  -----------

BALANCE AT MARCH 31, 1994...................         69,657      456,953                 -
    Additional shares reserved..............      1,694,787           -                  -
    Options granted.........................     (1,183,229)   1,183,229       $0.35-$2.20
    Options exercised.......................              -      (12,618)            $0.35
    Options canceled........................        729,008     (729,008)      $0.35-$2.20
                                                 ------------  -----------

BALANCE AT MARCH 31, 1995...................      1,310,223      898,556                 -
    Additional shares reserved..............        362,177           -                  -
    Options granted.........................       (716,054)     716,054      $0.35-$13.89
    Options exercised.......................              -      (55,560)      $0.21-$0.75
    Options canceled........................         45,556      (45,556)      $0.21-$2.00
                                                 ------------  -----------

BALANCE AT MARCH 31, 1996...................      1,001,902    1,513,494
                                                 ============  ===========

     Options to purchase 350,422 and 96,170 shares were exercisable at March 31, 1996 and March 31, 1995, respectively, at prices ranging from $0.21 to $13.89.

     In September 1994, each nonemployee director of the Company received an option to purchase 50,000 shares of the Company's common stock at an exercise price of $0.75 per share ($0.825 per share in the case of one director). In May 1995, each non-employee director received an option to purchase 10,000 shares of common stock at an exercise price of $2.00 per share ($2.20 per share in the case of one director). Each such option has a term of ten years, and vests over four years from the date of grant.

     In September 1994, the Board of Directors approved a proposal under which option holders could elect to cancel certain options in exchange for grants of new options with exercise prices equal to the fair market value of the Company's common stock on the date of the Board's approval. Options for the purchase of a total of 698,561 shares were canceled in exchange for newly issued options for the purchase of 698,561 shares.

     During fiscal 1996, the Company granted to employees stock options for the purchase of shares of common stock at exercise prices less than the fair market value of the Company's common stock on the grant date. Management will recognize approximately $759,000 of compensation expense over the four-year vesting periods relating to these options. Such compensation expense was $159,000 during fiscal 1996.

     On August 29, 1995, the Company's Board of Directors adopted the 1995 Director Stock Option Plan. The plan was approved by the Company's shareholders on September 5, 1995. A total of 175,000 shares of common stock were reserved for issuance under the 1995 Director Stock Option Plan, which provides that each person who becomes a non-employee director of the Company after the date of the Company's initial public offering will be granted a nonstatutory stock option to purchase 20,000 shares of common stock (the "First Option") on the date on which the optionee first becomes a non-employee director of the Company. Thereafter, on the date of each annual meeting of the Company's shareholders at which each non-employee director is elected, each such non-employee

                           FRACTAL DESIGN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


director shall be granted an additional option to purchase 5,000 shares of common stock (a "Subsequent Option") if, on such date, he or she shall have served on the Company's Board of Directors for at least six months. The options generally become exercisable in installments of 25% of the total number of shares subject to the First Option on each of the first, second, third and fourth anniversaries of the date of grant of the First Option, and each Subsequent Option becomes exercisable as to 50% on the first and second anniversaries of the date of grant of that Subsequent Option. The exercise price of all stock options granted under the Directors' Plan is equal to the fair market value of a share of the Company's common stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years.


NOTE 9 - MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK, MANDATORILY REDEEMABLE COMMON STOCK AND WARRANTS

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

     In September and November 1994, the Company issued 1,057,505 shares of Series A Mandatorily Redeemable Convertible Preferred Stock (the "Series A Stock") for $2.00 per share. Proceeds to the Company totaled $2,072,000, net of issuance costs. The Series A Stock was redeemable at the option of the holders of at least two thirds of the outstanding Series A Stock in three annual installments at a price equal to the sum of $2.00 per share plus $0.12 per annum from the date of issuance subject to adjustment for antidilution.

     The excess of the redemption price over the original issuance price of the Series A Stock was charged to retained earnings as an accretion to redemption value with a corresponding increase in the value of the Series A Stock. The cumulative accretion for the Series A Stock was $68,000 at March 31, 1995 and $132,000 at November 9, 1995. Upon the closing of the Company's initial public offering on November 9, 1995, the Mandatorily Redeemable Convertible Preferred Stock was converted into common stock and the aggregate balance of the Mandatorily Redeemable Convertible Preferred Stock of $2,204,000 at that date was credited to additional paid-in capital.

MANDATORILY REDEEMABLE COMMON STOCK

     On July 21, 1995, the Company and certain shareholders entered into an agreement (the "Agreement") to sell 204,082 and 122,449 shares, respectively, of common stock to Adobe Ventures, L.P. ("Adobe"), a subsidiary of Adobe Systems, Inc., for $6.125 per share. Aggregate net proceeds to the Company were $1,237,000. Upon the closing of the Company's initial public offering, the mandatory redemption rights of this stock were automatically terminated.

WARRANTS

     In connection with the issuance of Series A Stock, the Company issued warrants to purchase 52,873 shares of common stock at an exercise price of $2.00 per share. The warrants were exercisable for a period of five years after date of issuance. The warrants expired upon the consummation of the Company's initial public offering. A total of 52,873 shares of common stock were issued upon conversion of the warrants.

     In May 1995, the Company granted warrants to a vendor to purchase 437,604 shares of common stock at $7.08 per share in connection with a software development agreement. Of the total recorded value of these warrants of

                           FRACTAL DESIGN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


$348,000, $163,000 was recognized as research and development expense in 1996 and the remaining amount of $185,000 is expected to be recognized in fiscal 1997.


NOTE 10 - 401(K) PLAN AMENDMENT

     Effective March 1, 1995, the Company implemented an employee savings and retirement plan (the "401(k) Plan") covering substantially all of the Company's employees. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the statutory prescribed limit and have the amount of such reduction contributed to the 401(k) Plan. The Company may make contributions to the 401(k) Plan on behalf of eligible employees. Employees become 25% vested in the Company contributions after two years of service, and increase their vested percentages by an additional 25 percent for each year of service thereafter. The Company had not made any contribution to the 401(k) Plan as of March 31, 1996.

     On August 29, 1995, the Board of Directors approved an amendment to the Company's 401(k) Plan which provides for matching contributions to be made by the Company in the form of Company common stock. A total of 100,000 shares of the Company's common stock has been reserved for matching contributions under the 401(k) Plan.


NOTE 11 - SUBSEQUENT EVENTS

     In conjunction with the acquisition of Ray Dream, Fractal assumed an outstanding warrant, held by a third party software developer, to purchase Ray Dream common stock. This warrant vested in the quarter ended December 31, 1996 upon completion of certain development milestones, and was fully exercised, on a net basis, for 178,256 shares of Fractal common stock.

     On July 19, 1996, the Company signed an agreement for approximately 29,600 square feet, increasing to approximately 41,000 square feet on December 1, 1998, of office and warehouse space in Scotts Valley, California. The Company relocated its operations in fiscal 1997. The initial term of the lease is for seven years with two three-year renewal options. It also gives the Company the right of first refusal on any of the remaining approximately 14,000 square feet in the building. Minimum lease payments under the seven-year lease total $4,563,000.

     Ray Dream, Inc. leased approximately 8,000 square feet of office space in Mountain View, California. Ray Dream's leases expired on various dates between June 30, 1996 and September 30, 1996. The Company relocated Ray Dream's operations to the Company's new location in Scotts Valley in September 1996.

     In August 1996, the Company renewed its line of credit which provides for borrowings of up to $500,000 at variable interest rates equal to the bank's reference rate. The line of credit agreement expires on August 1, 1997, is secured and includes restrictive covenants.

     On February 11, 1997, the Company entered into an Agreement and Plan of Reorganization ("Agreement") with MetaTools Inc. ("MetaTools"), a publicly-held company, pursuant to which the Company would become a wholly owned subsidiary of MetaTools. Under the terms of the Agreement, MetaTools will issue approximately
0.749 shares of its stock in exchange for each preferred and common share outstanding of the Company, as well as assume the stock options of the Company at the exchange rate. The merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   Fractal Design Corporation
                                   (Registrant)



Dated:  March 18, 1997             By: /s/ LESLIE WRIGHT
                                       ----------------------------------
                                       Leslie Wright
                                       Chief Operating Officer, Chief
                                       Financial Officer and Assistant Secretary

                           FRACTAL DESIGN CORPORATION
                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                FOR THE YEARS ENDED MARCH 31, 1996, 1995 AND 1994


                                                      BALANCE AT       ADDITIONS        DEDUCTIONS        BALANCE AT
                                                      BEGINNING        CHARGED TO          FROM             END OF
                                                      OF PERIOD        OPERATIONS        RESERVES           PERIOD
Year ended March 31, 1996
   Allowance for doubtful accounts................   $     174         $     285        $     116         $     343
   Inventory reserves.............................   $     140         $     437        $     240         $     337
   Reserves for returns and exchanges.............   $   1,140         $   3,644        $   2,325         $   2,459

Year ended March 31, 1995
   Allowance for doubtful accounts................   $      99         $      98        $      23         $     174
   Inventory reserves.............................   $     125         $      15        $      -          $     140
   Reserves for returns and exchanges.............   $     780         $   1,640        $   1,280         $   1,140

Year ended March 31, 1994
   Allowance for doubtful accounts................   $      54         $      45        $      -          $      99
   Inventory reserves.............................   $      93         $      32        $      -          $     125
   Reserves for returns and exchanges.............   $     467         $   1,366        $   1,053         $     780

                                 EXHIBIT INDEX

Exhibit
  No.                               Document

 11.1 Fractual Design Corporation Computation of Net Income (Loss) Per Share (In thousands, except per share amounts)

 27.1                   Financial Data Schedule